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                  INFORMATION REQUIRED IN PROXY STATEMENT
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        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

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                         IWERKS ENTERTAINMENT, INC.
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             (Name of Registrant as Specified in Its Charter)

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The following press release was distributed to news wire services and the public.

BURBANK, Calif.--(ENTERTAINMENT WIRE)--March 25, 1998-- Iwerks Entertainment Inc. (NASDAQ NM:IWRK) announced that Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, issued a Proxy Analysis on March 24, 1998, that concludes that Iwerks' proposed merger with Showscan Entertainment Inc. (NASDAQ NM:SHOW) is "beneficial to both Iwerks and its shareholders" and that the merger "warrants shareholder support."

ISS prepared the report after meeting with Iwerks management and financial advisers on March 23, 1998, and after speaking with representatives of Providence Capital regarding their concerns. In its report, ISS states that it does not agree with Providence's argument that Iwerks has not provided sufficient information regarding the merger.

ISS said: "In our opinion, the information contained in the proxy statement and the recent press releases is adequate."

ISS states that it agrees with Iwerks' basic contentions regarding the benefits of the merger, including that "the merger will generate positive cash flows and be accretive to earnings per share in fiscal year 1999 and fiscal year 2000"; that "the steady flow of cash resulting from the merger will be used...to accelerate the growth of [Iwerks'] sales in the giant screen theater industry"; and that "there is a well-defined integration plan in place."

Charles Goldwater, Iwerks' president and chief executive officer, said: "ISS was very thorough in their analysis of our proposal. Their agreement with our assertions supports our confidence that this merger is beneficial to Iwerks and its shareholders, and will position the company to significantly and immediately begin to advance our strategic growth initiatives."

In an effort to continue its dialogue with and be responsive to shareholders regarding the proposed merger, Iwerks Thursday also provided supplemental information that serves to clarify certain of the financial benefits of the proposed merger.

Iwerks had previously stated that the cash position of the combined company for the fiscal year ended June 30, 1999, is estimated to be $8.0 million, as compared with $5.5 million estimated for Iwerks alone. In September 1999, $5.69 million of debt assumed from Showscan will mature.

Bruce Hinckley, executive vice president and chief financial officer of Iwerks,

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said: "Based on current conditions in the financial markets, and the current and financial condition of the company, we believe that this debt can be refinanced when it matures in 1999.

"The company, on Dec. 31, 1997, had long-term debt consisting of lease obligations of $1,511,000 and no other long-term liabilities. The combined companies will have sufficient assets to secure a loan of this size."

Iwerks also expanded upon its assertion that its recurring revenues would increase significantly as a result of a merger with Showscan. Iwerks said that a principal reason for consummating the merger is to increase recurring revenues, primarily from increased film license revenues expected to be realized from a larger installed base of theaters and a larger film library.

Film license and other recurring revenues have historically been a more stable source of revenues for Iwerks with less volatility from period to period compared with Iwerks' other revenue sources.

As discussed in the company's proxy statement, revenues from hardware sales can fluctuate substantially from quarter to quarter as a result of the timing of theater system deliveries, contract signings, the rate of completion of contracts and other factors.

Further, Iwerks' hardware sales in recent periods have been significantly impacted by the recession in its important Asia-Pacific market, which is expected to have a continuing negative impact in the immediate future.

As previously disclosed, as a result of these factors and merger-related and other non-recurring costs, Iwerks expects to report a loss in the third quarter. Film license and other recurring revenues can serve to counteract the cyclical nature of hardware sales by providing a base of more stable revenue streams.

The company's estimate of 1999 EBITDA necessarily reflects an assumed level of non-recurring revenues, which are inherently more difficult to predict and could be adversely impacted by continuing economic difficulties in the countries where Iwerks and Showscan do business. However, Iwerks said that it has a strong contract backlog, much of which will be recognized in fiscal 1999.

Iwerks said it is committed to achieving the estimated EBITDA figure of $7.6 million for the combined company (versus $1.7 million estimated for Iwerks alone) by aggressively cutting expenses if revenue targets are

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not being met.

Iwerks further elaborated on its point that the merger with Showscan is expected to result in a significant reduction of overhead costs, resulting in incremental overhead costs of approximately $1 million while increasing revenue by more than $6 million, by saying that its costs projections include Iwerks' intention to continue to substantially reduce its own overhead as well as that of Showscan's upon completion of the merger.

Both Iwerks' and Showscan's board of directors have unanimously approved the merger and recommend that shareholders vote in favor of it. Iwerks' shareholder meeting to vote on the proposed merger and other matters will be held at 10 a.m. local time on March 31, 1998, at Iwerks' offices, 4540 West Valerio St., Burbank, Calif.

Iwerks Entertainment is one of the world's leading providers and distributors of immersive entertainment attractions such as 2-D and 3-D ride simulation, 2-D and 3-D giant screen theaters, 360-degree video dance clubs and other attractions.

Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location based entertainment centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the Internet at WWW.IWERKS.COM.

FORWARD-LOOKING STATEMENT DISCLOSURE

With the exception of the historical information, certain matters discussed herein (including, but not limited to, the anticipated effect of the Showscan acquisition, the Company's strategic and operating plans, projected operating results and projected cash position) are forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including the following: (i) the Company's ability to effectively integrate the combined Companies' operations, achieve anticipated cost savings, maintain and grow recurring revenues and manage the resulting larger operations; (ii) the Company's performance under its existing contracts and its ability to achieve future contracts; (iii) the Company's ability to generate future revenues, control the level of costs of sales, the ability of the Company to maintain sales prices at levels that maintain gross margins, and the level of selling, general and administrative expenses; (iv) the Company's ability to refinance the Showscan debt,

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which could be adversely affected by a change in conditions in the financial markets or a deterioration in the Company's business or financial condition; (v) the success of the Company's film licensing, distribution and owned and operated strategies; (vi) the Company's ability to secure additional sponsors for its Reactors or alternative sources of revenues; (vii) the success of the Company's film software;
(viii) general economic conditions in the United States and the Company's international markets, and (ix) the other factors discussed under the caption, "Risk Factors," in the Company's Proxy Statement filed with the Securities and Exchange Commission in connection with the Showscan merger. The Company does not ordinarily make projections of future operating performance and undertakes no obligation to publicly release the result of any revisions to the projections or any other forward-looking information included herein that may be made to reflect any future events or circumstances. All stockholders are urged to read the proxy statement in full, particularly the discussion under the caption, "Risk Factors."
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Contact:
     BSMG Worldwide
     Joseph Kessler, 310/442-2532

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